Exhibit 99.1

For further Information:

At the Company: Ron Santarosa 805-322-9333	At PondelWilkinson: Robert Jaffe 310-279-5969	Corporate Headquarters Address: 3027 Townsgate Road, Suite 300 Westlake Village, CA 91361

FIRST CALIFORNIA REPORTS RECORD 2011 NET INCOME OF $23.4 MILLION

-- Company to Host Conference Call Today at 11 a.m. Pacific Time --

WESTLAKE VILLAGE, Calif., January 26, 2012 – First California Financial Group, Inc. (Nasdaq:FCAL), the holding company of First California Bank, today reported net income for the full year ended December 31, 2011 of $23.4 million, the highest earnings in the company’s history.  For the 2010 full year, net income was $1.4 million.  Net income available to common shareholders for 2011 was $20.8 million, or $0.71 per diluted share, compared with $160,000, or $0.01 per diluted share, for the prior year.  Preferred dividends were $2.6 million for 2011 compared with $1.3 million for 2010.  2011 preferred dividends included a $1.1 million deemed dividend in connection with the redemption of Company’s series B preferred shares.  At December 31, 2011, tangible book value per common share was $4.19, a 15 percent increase from year-end 2010.

For the 2011 fourth quarter, net income was $2.9 million compared with $1.1 million for the same quarter a year ago.  Net income available to common shareholders was $2.5 million, or $0.09 per diluted share, compared with $767,000, or $0.03 per diluted share, for the 2010 fourth quarter.  Preferred dividends were $312,500 for each of the fourth quarters of 2011 and 2010.

“Our record breaking performance in 2011 was driven by the combination of continued successful execution of our strategic plan that focuses on organic growth and opportunistic acquisitions,” said C. G. Kum, president and chief executive officer of First California Financial Group.  “During the year, we recruited talented bankers with committed customer portfolios that strengthened and extended our footprint.  We entered the San Luis Obispo market on a failed bank transaction that has provided strategic, as well as significant financial benefits.  Finally, we acquired the Electronic Banking Solutions division of Palm Desert National Bank, or EPS, to increase and diversify our income sources.  These initiatives resulted in a stronger and more profitable company and one that is well positioned to continue to generate a higher return to our shareholders.”

2011 Financial Highlights
•	Net interest income, before provision for loan losses, rose 29 percent to $15.6 million for the fourth quarter, and 33 percent to $59.5 million for the year;
•
Primarily due to the acquisition of EPS in the 2011 second quarter, service charges, fees and other income jumped 72 percent to $2.1 million for the fourth quarter, and 68 percent to $7.6 million for the full year;

•
Net interest margin, on a tax equivalent basis, improved to 4.01 percent compared with 3.59 percent for the 2010 fourth quarter; for the year, net interest margin was 3.92 percent compared with 3.46 percent for 2010;

•	Securities ended the year at $453.7 million, up 67 percent from $272.4 million last year;
•	Deposits increased $269 million to end the year at $1.4 billion;
•	For 2011, net charge-offs were $4.6 million, or 0.51 percent of average non-covered loans compared with $7.8 million, or 0.85 percent for 2010;
•	Provision for loan losses fell 36 percent to $5.3 million from $8.3 million last year.

Financial Results
For the 2011 fourth quarter, net interest income before the provision for loan losses, increased 29 percent to $15.6 million from $12.1 million for the 2010 fourth quarter.  The increase reflects a higher level of loans and securities and loan yields.  Interest income (discount accretion) on covered loans for the 2011 fourth quarter was $4.0 million.  2011 third quarter interest income (discount accretion) on covered loans was $3.8 million.  Net interest margin, on a taxable equivalent basis, rose to 4.01 percent from 3.59 percent for the 2010 fourth quarter.  The increase reflects a 14 percent rise in earning assets, a 2 percent improvement in earning asset yield, as well as a 31 percent decline in the cost of funds.

Service charges, fees and other income increased 72 percent to $2.1 million from $1.2 million for the 2010 fourth quarter, primarily due to the fee income of $989,000 in the current quarter from the new EPS division.

Noninterest income included a $323,000 net gain on the sale of securities and a $321,000 impairment loss on securities.  For the 2010 fourth quarter noninterest income included a $548,000 net gain on securities and a $708,000 impairment loss on securities.  The 2011 fourth quarter also included a $1.7 million positive adjustment to the San Luis Trust Bank bargain purchase gain, resulting from the finalization of the fair value estimates.

Operating expenses for the 2011 fourth quarter were $13.4 million compared with $9.4 million for the 2010 fourth quarter.  Operating expenses exclude intangible amortization, integration/conversion expenses and foreclosed property gains, losses and expenses.  The increase reflects growth in the Bank’s workforce associated with the acquisitions of Western Commercial Bank (WCB), San Luis Trust Bank (SLTB) and the EPS division, as well as the addition of three lending teams.  Employees at December 31, 2011 numbered 304 compared with 248 at the end of the same period a year ago.  In addition, the company recorded non-recurring litigation expenses as well as advertising and marketing costs in connection with an initiative designed to increase loan production in 2012, which contributed to an increased efficiency ratio of 75.69 percent for the 2011 fourth quarter compared with 70.51 percent for the same period last year.

For the year, non-covered loans decreased to $936.1 million at December 31, 2011 from $947.7 million at December 31, 2010, primarily due to the weak economy.  Non-covered loan totals grew 2 percent from the third quarter to the fourth quarter of 2011.  The company noted that at year end the pipeline of loans to close in the first quarter of 2012 was approximately $100 million, its highest total since the beginning of the recession.  The company attributed the strong pipeline to successful implementation of organic growth initiatives.

At December 31, 2011, covered loans increased to $135.4 million from $53.9 million at December 31, 2010, because of the FDIC-assisted SLTB transaction completed in February 2011.  Within the last three quarters, the Bank has been able to reduce covered loans by $50 million, or 27 percent.  In addition, the Bank’s covered non-performing assets declined by $24 million or 42 percent during the same period.

Led by the EPS division, non-interest checking deposits increased 45 percent from year-end 2010 and now represent 34 percent of total deposits.  EPS division deposits were $132 million at December 31, 2011.  The cost of all deposits, aided by the change in the mix of deposits, fell 39 percent to 42 basis points for the 2011 fourth quarter from 69 basis points for the same period last year.

Kum added, “Net interest income, non-interest income, net interest margin and core deposits all significantly increased in 2011.  In addition, the provision for loan losses, net charge-offs and non-performing assets all declined over the same period.  These positive metrics and our earnings momentum resulted in a 15 percent increase in tangible book value for our shareholders.”

Asset Quality
At December 31, 2011, non-covered non-performing assets (the sum of non-covered loans past due 90 days and accruing, nonaccrual loans and foreclosed properties) improved to 1.90 percent of total assets compared with 2.91 percent at December 31, 2010.

The allowance for loan losses was $17.7 million, or 1.90 percent of non-covered loans, at December 31, 2011 compared with $17.0 million, or 1.80 percent of non-covered loans, at December 31, 2010.  Net loan charge-offs for the 2011 fourth quarter were $827,000.  For 2011, net charge-offs were 0.51 percent of average non-covered loans compared with 0.85 percent for 2010.  The provision for non-covered loan losses for the 2011 fourth quarter decreased to $796,000 compared with $1.2 million for the 2010 fourth quarter.

Capital resources
Shareholders’ equity was $223.1 million at December 31, 2011 compared with $198.0 million at December 31, 2010.  The Company’s book value per common share increased to $6.75 at December 31, 2011 compared with $6.16 at December 31, 2010.  Tangible book value per common share rose to $4.19 at December 31, 2011 compared with $3.65 at December 31, 2010.

At December 31, 2011, First California’s preliminary Tier 1 leverage capital ratio was 10.33 percent.  At the end of the 2010 fourth quarter, the Tier 1 leverage capital ratio was 11.00 percent, and the total risk-based capital ratio increased to 17.38 percent from 16.79 percent at December 31, 2010.  The Company’s ratio of tangible common equity to tangible assets was 7.05 percent at quarter end and 7.08 percent at the end of the 2010 fourth quarter.  Total assets were $1.81 billion at December 31, 2011 compared with $1.52 billion at December 31, 2010.

Kum concluded: “Throughout 2011, we strengthened our business and produced progressively improved financial results.  Moreover, we put the right people in the right places to deepen and widen our foundation in each of the markets we serve.  In 2012 and beyond, we will continue to focus on initiatives that will help grow and develop our business, improve efficiency and generate greater profitability.”  In connection with these long-term goals, the Company has determined to engage a financial advisor to assist with the on-going review of its strategic plans.

Use of Non-GAAP Financial Measures
This news release includes “non-GAAP financial measures” within the meaning of the Securities and Exchange Commission rules.  Tangible common equity as a percentage of tangible assets is a non-GAAP financial measure.  Tangible common equity to tangible assets represents tangible common equity, calculated as total shareholders’ equity less preferred stock and related dividend and accretion of preferred stock discount, goodwill and intangible assets, net, divided by total assets less goodwill and other intangible assets, net.  Management believes that this measure is useful when comparing banks with preferred stock due to CPP or SBLF funding to banks without preferred stock on their balance sheet and for evaluating a company’s capital levels.  Operating expenses exclude amortization of intangible assets and loss on and expense of foreclosed property and non-recurring items such as integration/conversion expenses related to acquisitions and is intended to represent normalized, recurring expenses.  This information is being provided in response to market participant interest in these financial metrics.  This information is not intended to be considered in isolation or as a substitute for the relevant measures calculated in accordance with U.S. GAAP.  The reconciliation of this non-GAAP financial measure to a GAAP financial measure is provided as an attachment to the financial tables.

Conference Call and Webcast
First California will hold a conference call today, January 26, 2012 at 11 a.m. Pacific (2 p.m. Eastern) to discuss the Company’s 2011 fourth quarter and full year financial performance.  Investment professionals are invited to participate in the live call by dialing 877-317-6789 (domestic), 866-605-3852 (Canada) or 412-317-6789 (international) and requesting the First California conference call.  Other interested parties are invited to listen to the live call through a live, listen-only audio Internet broadcast at www.fcalgroup.com.  Listeners are encouraged to visit the Web site at least 15 minutes prior to the start of the call to register, download and install any necessary audio software.  For those who are not available to listen to the live broadcast, the call will be archived on the same Web site for one year.  A telephonic replay of the call will be available one hour after the end of the conference through February 9, 2012 by dialing 877-344-7529 (domestic) or 412-317-0088 (international) and entering replay passcode 10009298.

About First California
First California Financial Group, Inc. (NASDAQ:FCAL) is the holding company of First California Bank.  Founded in 1979 and with nearly $2 billion in assets, First California serves the comprehensive financial needs of small- and middle-sized businesses and high net worth individuals throughout Southern California.  Led by an experienced team of bankers, First California is committed to providing the best client service available in its markets, offering a full line of quality commercial banking products through 19 full-service branch offices in Los Angeles, Orange, Riverside, San Bernardino, San Diego, San Luis Obispo and Ventura counties.  The holding company’s website can be accessed at www.fcalgroup.com.  For additional information on First California Bank’s products and services, visit www.fcbank.com.

Forward-Looking Information
This press release contains certain forward-looking information about First California that is intended to be covered by the safe harbor for "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements, and include statements related to the maintenance of First California’s asset quality and capital position, the Company’s ability to enhance efficiencies and manage costs and the expected continued progress in consolidating operations and the benefits of those activities, the monitoring of and management of risks in First California’s loan portfolio, the adequacy of sources of liquidity to support First California’s operations and strategic plans, the monitoring of and response to changing market conditions, and the status of the economy in the Southern California communities served by First California.  Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of First California. First California cautions readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. Risks and uncertainties include, but are not limited to, revenues are lower than expected, credit quality deterioration which could cause an increase in the provision for credit losses, First California’s ability to complete future acquisitions, successfully integrate such acquired entities, or achieve expected beneficial synergies and/or operating efficiencies within expected time-frames or at all, changes in consumer spending, borrowing and savings habits, technological changes, the cost of additional capital is more than expected, a change in the interest rate environment reduces interest margins, asset/liability repricing risks and liquidity risks, general economic conditions, particularly those affecting real estate values, either nationally or in the market areas in which First California does or anticipates doing business are less favorable than expected, a slowdown in construction activity, recent volatility in the credit or equity markets and its effect on the general economy, loan delinquency rates, the ability of First California to retain customers, changes in the bank regulatory environment, demographic changes, demand for the products or services of First California as well as their ability to attract and retain qualified people, competition with other banks and financial institutions, First California’s level of small business lending, and other factors. If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements proves to be incorrect, First California's results could differ materially from those expressed in, or implied or projected by such forward-looking statements. First California assumes no obligation to update such forward-looking statements.  For a more complete discussion of risks and uncertainties, investors and security holders are urged to read the section titled "Risk Factors" in First California's Annual Report on Form 10-K and any other reports filed by it with the Securities and Exchange Commission ("SEC"). The documents filed by First California with the SEC may be obtained at the SEC's website at www.sec.gov. These documents may also be obtained free of charge from First California by directing a request to: First California Financial Group, Inc., 3027 Townsgate Road, Suite 300, Westlake Village, CA 91361. Attention: Investor Relations. Telephone (805) 322-9655.

# # #

(Financial Tables Follow)

First California Financial Group
Unaudited Quarterly Financial Results

(in thousands except for share data and ratios)
As of or for the quarter ended	31-Dec-11	30-Sep-11	30-Jun-11	31-Mar-11	31-Dec-10

Income statement summary
Net interest income	$15,595	$15,618	$15,500	$12,779	$12,108
Service charges, fees & other income	2,059	2,091	2,234	1,239	1,199
Operating expenses	13,362	12,081	12,557	12,130	9,383
Provision for loan losses	796	1,550	500	2,500	1,199
Foreclosed property (gain)/loss & expense	(316)	(672)	486	5,252	2,224
Amortization of intangible assets	624	624	624	416	416
Gain on securities transactions	323	209	490	—	548
Integration/conversion expense	—	—	350	515	430
Gain on acquisition	1,720	—	466	34,736	2,312
Impairment loss on securities	321	—	—	1,066	708
Income before tax	4,910	4,335	4,173	26,875	1,809
Tax expense	2,049	1,819	1,756	11,287	727
Net income	$2,861	$2,516	$2,417	$15,588	$1,082
Net income available to
common shareholders	$2,549	$900	$2,104	$15,275	$767

Common shareholder data
Basic earnings per common share	$0.09	$0.03	$0.07	$0.54	$0.03
Diluted earnings per common share	$0.09	$0.03	$0.07	$0.54	$0.03
Book value per common share	$6.75	$6.65	$6.77	$6.71	$6.16
Tangible book value per common share	$4.19	$4.08	$4.11	$4.21	$3.65
Shares outstanding	29,220,079	29,220,079	28,410,079	28,214,721	28,170,760
Basic weighted average shares	29,220,079	29,077,144	28,372,740	28,177,635	28,171,552
Diluted weighted average shares	29,871,209	29,561,558	28,744,784	28,519,006	28,494,729

Selected ratios, yields and rates
Return on average assets	0.62%	0.55%	0.52%	3.67%	0.28%
Return on average tangible assets	0.73%	0.65%	0.63%	3.82%	0.30%
Return on average equity	5.13%	4.57%	4.50%	30.68%	2.16%
Return on average common equity	5.17%	1.85%	4.42%	34.15%	1.75%
Return on average tangible common equity	9.58%	4.25%	8.49%	56.78%	3.89%
Equity to assets	12.31%	12.22%	12.07%	11.70%	13.02%
Tangible equity to tangible assets	8.54%	8.40%	8.21%	8.16%	8.78%
Tangible common equity to tangible assets	7.05%	6.90%	6.77%	6.75%	7.08%
Tier 1 leverage capital ratio:
First California Bank	10.18%	10.01%	9.54%	10.25%	10.63%
First California Financial Group, Inc.	10.33%	10.18%	9.77%	10.58%	11.00%
Yield on loans	6.37%	6.16%	6.24%	5.69%	5.74%
Yield on securities	1.74%	2.20%	2.16%	1.78%	1.76%
Yield on federal funds sold and deposits w/banks	0.24%	0.28%	0.29%	0.28%	0.33%
Total earning assets yield	4.72%	4.85%	4.84%	4.54%	4.64%
Rate paid on interest-bearing deposits	0.64%	0.76%	0.90%	0.95%	0.97%
Rate paid on borrowings	3.03%	2.88%	2.53%	3.22%	3.48%
Rate paid on junior subordinated debt	5.08%	5.01%	4.99%	4.90%	6.26%
Total rate paid on interest bearing funds	1.00%	1.11%	1.18%	1.30%	1.44%
Net interest spread	3.72%	3.75%	3.66%	3.24%	3.20%
Net interest margin (tax equivalent)	4.01%	4.05%	3.95%	3.52%	3.59%
Cost of all deposits	0.42%	0.51%	0.64%	0.71%	0.69%
Efficiency ratio	75.69%	68.22%	70.81%	86.53%	70.51%

First California Financial Group
Unaudited Quarterly Financial Results
(in thousands except for share data and ratios)

As of or for the quarter ended	31-Dec-11	30-Sep-11	30-Jun-11	31-Mar-11	31-Dec-10

Balance sheet data - period end
Total assets	$1,812,664	$1,804,901	$1,801,981	$1,830,433	$1,521,334
Shareholders' equity	223,107	220,585	217,539	214,086	198,041
Common shareholders' equity	197,107	194,585	192,682	189,344	173,413
Tangible common shareholders' equity	122,500	119,354	116,827	118,870	102,778
Earning assets	1,528,733	1,527,751	1,519,374	1,556,980	1,336,570
Loans	1,053,768	1,067,196	1,091,528	1,125,890	1,001,615
Securities	453,735	332,285	316,496	311,094	272,439
Federal funds sold & other	21,230	128,270	111,350	119,996	62,516
Interest-bearing funds	1,087,637	1,086,122	1,131,617	1,265,399	982,945
Interest-bearing deposits	943,113	941,543	977,186	1,083,803	824,640
Borrowings	117,719	117,774	127,626	154,791	131,500
Junior subordinated debt	26,805	26,805	26,805	26,805	26,805
Goodwill and other intangibles	74,607	75,231	75,855	70,474	70,635
Deposits	1,425,269	1,414,602	1,406,714	1,411,676	1,156,288

Balance sheet data - period average
Total assets	$1,817,821	$1,807,988	$1,856,148	$1,723,401	$1,519,386
Shareholders' equity	221,427	218,539	215,626	206,063	198,163
Common shareholders' equity	195,427	193,338	191,013	181,378	173,592
Tangible common shareholders' equity	120,927	117,795	116,539	110,824	102,748
Earning assets	1,548,248	1,534,115	1,576,428	1,475,136	1,341,797
Loans	1,039,171	1,087,455	1,107,772	1,079,248	991,723
Securities	378,024	320,406	314,025	295,416	293,721
Federal funds sold & other	131,053	126,254	154,631	100,472	56,353
Interest-bearing funds	1,090,973	1,107,499	1,198,176	1,174,220	979,844
Interest-bearing deposits	946,419	954,874	1,032,406	1,004,881	822,421
Borrowings	117,749	125,820	138,965	142,534	130,625
Junior subordinated debt	26,805	26,805	26,805	26,805	26,798
Goodwill and other intangibles	74,919	75,543	74,474	70,563	70,844
Deposits	1,429,885	1,419,171	1,450,812	1,336,856	1,153,795

Asset quality data & ratios

Non-covered assets:
Loans past due 30 to 89 days & accruing	$3,449	$6,948	$5,838	$2,393	$11,630
Loans past due 90 days & accruing	—	24	—	544	—
Nonaccruing loans	13,860	15,845	17,792	21,186	18,241
Total past due & nonaccrual loans	$17,309	$22,817	$23,630	$24,123	$29,871

Foreclosed property	$20,349	$18,406	$20,029	$20,855	$26,011

Loans	$936,104	$920,046	$918,907	$940,885	$947,745

Net loan charge-offs	$827	$2,078	$860	$867	$666
Allowance for loan losses	$17,747	$17,778	$18,306	$18,666	$17,033
Allowance for loan losses to loans	1.90%	1.93%	1.99%	1.98%	1.80%

Covered assets:
Loans past due 30 to 89 days & accruing	$2,906	$2,878	$4,145	$5,607	$4,877
Loans past due 90 days & accruing	511	—	2,379	4,208	400
Nonaccruing loans	18,547	24,879	31,649	42,412	4,325
Total past due & nonaccrual loans	$21,964	$27,757	$38,173	$52,227	$9,602

Foreclosed property	$14,616	$12,361	$5,636	$11,096	$977

Loans	$135,411	$147,150	$172,621	$185,005	$53,870

Net loan charge-offs	$—	$—	$—	$—	$—
Allowance for loan losses	$—	$—	$—	$—	$—
Allowance for loan losses to loans	0.00%	0.00%	0.00%	0.00%	0.00%

First California Financial Group
Unaudited Quarterly Financial Results

	Three months ended December 31,		Twelve months ended December 31,
	2011	2010	2011	2010
(in thousands)
Interest income:
Interest and fees on loans	$16,681	$14,359	$65,945	$53,240
Interest on securities	1,591	1,288	6,303	5,914
Interest on federal funds sold and interest bearing deposits	80	47	350	196
Total interest income	18,352	15,694	72,598	59,350
Interest expense:
Interest on deposits	1,518	2,021	8,012	7,973
Interest on borrowings	898	1,145	3,750	4,945
Interest on junior subordinated debentures	341	420	1,342	1,736
Total interest expense	2,757	3,586	13,104	14,654
Net interest income before provision for loan losses	15,595	12,108	59,494	44,696
Provision for loan losses	796	1,199	5,346	8,337
Net interest income after provision for loan losses	14,799	10,909	54,148	36,359
Noninterest income:
Service charges on deposit accounts	814	850	3,447	3,225
Net gain on sale of securities	323	548	1,022	2,014
Impairment loss on securities	(321)	(708)	(1,387)	(749)
Market gain on foreclosed assets	429	-	429	691
Gain on acquisitions	1,720	2,312	36,922	2,312
Other income	1,245	349	4,176	1,303
Total noninterest income	4,210	3,351	44,609	8,796
Noninterest expense:
Salaries and employee benefits	7,194	4,735	26,510	19,014
Premises and equipment	1,589	1,638	6,298	6,268
Data processing	815	764	3,500	2,564
Legal, audit and other professional services	1,272	817	5,570	2,033
Printing, stationery and supplies	79	64	366	258
Telephone	208	211	800	841
Directors’ fees	118	93	460	428
Advertising, marketing and business development	567	212	1,637	918
Postage	51	53	222	212
Insurance and assessments	422	567	2,199	2,944
Loss on and expense of foreclosed property	113	2,224	5,178	2,954
Amortization of intangible assets	624	416	2,289	1,666
Other expenses	1,047	659	3,435	2,705
Total noninterest expense	14,099	12,453	58,464	42,805
Income before provision for income taxes	4,910	1,807	40,293	2,350
Provision for income taxes	2,049	727	16,910	940
Net income	$2,861	$1,080	$23,383	$1,410

Net income available to common stockholders	$2,549	$767	$20,828	$160

First California Financial Group
Unaudited Quarterly Financial Results

(in thousands)	December 31,	December 31,
	2011	2010

Cash and due from banks	$40,202	$25,487
Interest bearing deposits with other banks	21,230	62,516
Securities available-for-sale, at fair value	453,735	272,439
Non-covered loans, net	918,357	930,712
Covered loans	135,411	53,870
Premises and equipment, net	18,480	19,710
Goodwill	60,720	60,720
Other intangibles, net	13,887	9,915
Deferred tax assets, net	—	4,563
Cash surrender value of life insurance	12,670	12,232
Non-covered foreclosed property	20,349	26,011
Covered foreclosed property	14,616	977
FDIC shared-loss asset	68,083	16,725
Accrued interest receivable and other assets	34,924	25,457

Total assets	$1,812,664	$1,521,334

Non-interest checking	$482,156	$331,648
Interest checking	107,077	88,638
Money market and savings	486,000	388,289
Certificates of deposit, under $100,000	74,861	84,296
Certificates of deposit, $100,000 and over	275,175	263,417
Total deposits	1,425,269	1,156,288

Securities sold under agreements to repurchase	30,000	45,000
Federal Home Loan Bank advances	87,719	86,500
Junior subordinated debentures	26,805	26,805
Deferred tax liabilities, net	7,370	—
FDIC shared-loss liability	3,757	988
Accrued interest payable and other liabilities	8,637	7,712

Total liabilities	1,589,557	1,323,293

Total shareholders’ equity	223,107	198,041

Total liabilities and shareholders’ equity	$1,812,664	$1,521,334

FIRST CALIFORNIA FINANCIAL GROUP, INC.
RECONCILIATION OF GAAP FINANCIAL MEASURES TO NON - GAAP FINANCIAL MEASURES
(unaudited)

(in thousands except for share data and ratios)	12/31/2011	12/31/2010

Total shareholders' equity	$223,107	$198,041
Less: Goodwill and intangible assets	(74,607)	(70,635)
Tangible equity	148,500	127,406
Less: Preferred stock	(26,000)	(24,628)
Tangible common equity	$122,500	$102,778

Total assets	$1,812,664	$1,521,334
Less: Goodwill and intangible assets	(74,607)	(70,635)
Tangible assets	$1,738,057	$1,450,699

Common shares outstanding	29,220,079	28,170,760

Tangible equity to tangible assets	8.54%	8.78%
Tangible common equity to tangible assets	7.05%	7.08%
Tangible book value per common share	$4.19	$3.65

	Three months ended
	12/31/2011	12/31/2010
Net income available to common shares	$2,549	$767
Less: amortization of intangible assets, net of tax	362	241
Net income available to tangible common shares	$2,911	$1,008

	Three months ended
	12/31/2011	12/31/2010

Noninterest expense	$14,099	$12,453
Less: amortization of intangible assets	(624)	(416)
Less: integration/conversion expenses	—	(430)
Less: loss on and expense of foreclosed property	(113)	(2,224)
Operating expenses	$13,362	$9,383

	Three months ended
	12/31/2011	12/31/2010

Noninterest income	$4,210	$3,351
Less: net gain on sale of securities	(323)	(548)
Add: impairment loss on securities	321	708
Less: market gain on foreclosed assets	(429)	—
Less: gain on acquisitions	(1,720)	(2,312)
Service charges, fees & other income	$2,059	$1,199